Exhibit 99.1

The Howard Hughes Corporation® Announces Board-Approved $250 Million Share Buyback Program

HOUSTON (March 15, 2022) – The Howard Hughes Corporation® (NYSE: HHC) today announced that the company’s Board of Directors has approved a $250 million share buyback program. This marks the second buyback in recent months for the company, following November’s announcement of another $250 million stock repurchase.

“This stock buyback follows our recent fourth quarter report of the best results in the history of our company,” said David R. O’Reilly, Chief Executive Officer of The Howard Hughes Corporation. “Today’s announcement—on the heels of November’s buyback and the unprecedented value creation across the HHC portfolio—is a testament to our strong balance sheet and our commitment to unlocking shareholder value as we repurchase HHC stock at a meaningful discount to the underlying net asset value of the company.”

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages, and develops commercial, residential, and mixed-use real estate throughout the U.S. Its award-winning assets include the country’s preeminent portfolio of master planned communities, as well as operating properties and development opportunities including: the Seaport in New York City; Downtown Columbia®, Maryland; The Woodlands®, The Woodlands Hills®, and Bridgeland® in the Greater Houston, Texas area; Summerlin®, Las Vegas; Ward Village® in Honolulu, Hawaiʻi; and Douglas Ranch in Phoenix. The Howard Hughes Corporation’s portfolio is strategically positioned to meet and accelerate development based on market demand, resulting in one of the strongest real estate platforms in the country. Dedicated to innovative placemaking, the company is recognized for its ongoing commitment to design excellence and to the cultural life of its communities. The Howard Hughes Corporation is traded on the New York Stock Exchange as HHC. For additional information, visit www.howardhughes.com.

Safe Harbor Statement

Statements made in this press release that are not historical facts, including statements accompanied by words such as "will," "believe," "expect," "enables," "realize," "plan," "intend," "assume," "transform" and other words of similar expression, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's expectations, estimates, assumptions, and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially are set forth as risk factors in The Howard Hughes Corporation's filings with the Securities and Exchange Commission, including its Quarterly and Annual Reports. The Howard Hughes Corporation cautions you not to place undue reliance on the forward-looking statements contained in this release. The Howard Hughes Corporation does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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Contacts

The Howard Hughes Corporation
Cristina Carlson, 646-822-6910
Senior Vice President, Head of Corporate Communications
cristina.carlson@howardhughes.com

For HHC Investor Relations
John Saxon, 281-929-7808
Chief of Staff
john.saxon@howardhughes.com

Carlos Olea, 281-475-2143
Chief Financial Officer
carlos.olea@howardhughes.com